TRANSFER AGENCY AND SERVICE AGREEMENT


      AGREEMENT made as of the 1ST day of April, 1999 by and between ANCHOR GOLD AND CURRENCY TRUST, ANCHOR INTERNATIONAL BOND TRUST, ANCHOR STRATEGIC ASSETS TRUST, AND ANCHOR RESOURCE AND COMMODITY TRUST (collectively the Anchor "Trusts"), Massachusetts business trusts having their principal office and place of business at 579 Pleasant Street, Suite 4, Paxton, MA 01612, and CARDINAL INVESTMENT SERVICES, INC., an Illinois corporation having its principal office and place of business at 579 Pleasant Street, Suite 4, Paxton, MA 01612 ("Cardinal"),

                              W I T N E S S E T H:

      WHEREAS, the Trusts desire to appoint Cardinal as transfer agent, dividend disbursing agent and agent in connection with certain other activities, and Cardinal desires to accept such appointment;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1.      Terms of Appointment; Duties of the Company

      1.01 Subject to the terms and conditions set forth in this Agreement, the Trusts hereby employ and appoint Cardinal to act as, and Cardinal agrees to act as, transfer agent for each of the Trusts' authorized and issued shares of beneficial interest without part value ("Shares"), dividend disbursing agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Trusts ("Shareholders") and set out in the prospectus and statement of additional information of the Trusts corresponding to the date of this Agreement.

      1.02    Cardinal agrees that it will perform the following services:

      (a) In accordance with procedures established from time to time by agreement between the Trusts and Cardinal, Cardinal shall:

           (i) receive for acceptance and processing, order for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the custodian of the Trusts' authorized pursuant to the Trusts' governing documents (the "Custodian");

           (ii) pursuant to purchase orders or other appropriate instructions, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account, and, if requested and properly authorized, issue appropriate certificates therefor;

           (iii) receive for acceptance and processing, redemption requests and redemption directions, and deliver the appropriate documentation therefor to the Custodian;

           (iv) at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

           (v) effect transfer of Shares by the registered owners thereof upon receipt of appropriate documentation;

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            (vi) prepare and transmit  payments for dividends and distributions declared by the Trusts; and

           (vii) maintain records of account for and advise the Trusts and their Shareholders as to the foregoing.

      (b) In addition to and not in lieu of the  services set forth in paragraph
(a) above, Cardinal shall perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: (i) maintaining all Shareholder accounts, (ii) preparing Shareholder meeting lists, (iii) mailing proxies, (iv) receiving and tabulating proxies, (v) mailing of additional information to current Shareholders, (vi) withholding taxes on U.S. residents and non-resident alien accounts where applicable, (vii) preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all registered Shareholders, (viii) preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, (ix) preparing and mailing activity statements for Shareholders, and
(x) providing Shareholder account information. The Trusts shall provide Cardinal with any information required in connection with the furnishing of the foregoing services.

      (c) Additionally, Cardinal shall:

           (i) Utilize a system to identify all Share transactions which involve purchase and redemption orders that are processed at a time other than the time of the computation of net asset value per Share next computed after receipt of such orders, and shall compute the net effect upon the Trust of such transactions so identified on a daily and cumulative basis.

           (ii) If on any day the cumulative net effect of such transactions upon the Trusts are negative and exceeds a dollar amount equivalent to 1/2 of 1 cent per Share, Cardinal shall promptly make a payment to the Trusts in cash or through the use of a credit, in the manner described in subparagraph (iv) below, in such amount as may be necessary to reduce the negative cumulative net effect to less than 1/2 of 1 cent per Share.

           (iii) If on the last business day of any month the cumulative net effect upon the Trusts (adjusted by the amount of all prior payments and credits by Cardinal and the Trusts) are negative, the Trusts shall be entitled to a reduction in the fee next payable under this Agreement by an equivalent amount, except as provided in subparagraph (iv) below. If on the last business day in any month the cumulative net effect upon the Trusts (adjusted by the amount of all prior payments and credits by Cardinal and the Trusts) is positive, Cardinal shall be entitled to recover certain past payments and reductions in fees, and to credit against all future payments and fee reductions that may be required under subparagraph (iv) below.

           (iv) At the end of each month, any positive cumulative net effect upon the Trusts shall be deemed to be a credit to Cardinal which shall first be applied to permit Cardinal to recover any prior cash payments and fee reductions made by it to the Trusts under subparagraphs (ii) and (iii) above during the calendar year, by increasing the amount of the monthly fee under this Agreement next payable in an amount equal to prior payments and fee reductions made by Cardinal during such calendar year, but not exceeding the sum of that month's


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credit and credits  arising in prior  months  during such  calendar  year to the extent such prior credits have not previously been utilized as contemplated by this subparagraph (iv). Any portion of a credit to Cardinal not so used by it shall remain as a credit to be used as payment against the amount of future negative cumulative net effect that would otherwise require a cash payment or fee reduction to be made to the Trusts pursuant to paragraphs (ii) or (iii) above (regardless of whether or not the credit or any portion thereof arose in the same calendar year as that in which the negative cumulative net effects or any portion thereof arose).

           (v) Cardinal shall supply to the Trusts from time to time, as mutually agreed upon, reports summarizing the transactions identified pursuant to subparagraph (i) above, and the daily and cumulative net effect of such transactions, and shall advise the Trusts at the end of each month of the net cumulative effect at such time. Cardinal shall promptly advise the Trusts if at any time the cumulative net effect exceeds a dollar amount equivalent to 1/2 of 1 cent per Share.

           (vi) In the event that this Agreement is terminated for whatever cause, or this Section 1.02(c) is terminated pursuant to subparagraph (vii) below, the Trust shall promptly pay to Cardinal an amount in cash equal to the amount by which the cumulative net effect upon the Trusts is positive or, if the cumulative net effect upon the Trusts is negative, Cardinal shall promptly pay to the Trusts an amount in cash equal to the amount of such cumulative net effect.

           (vii) This Section 1.02(c) may be terminated by Cardinal at any time without cause, effective as of the close of business on the date written notice (which may be by facsimile) is received by the Trusts.

      (d) Procedures applicable to the services provided under this Agreement may be established from time to time by agreement between the Trusts and Cardinal.

Article 2.      Fees and Expenses

      2.01 For performance by Cardinal pursuant to this Agreement, the Trusts agree to pay Cardinal monthly a fee at the annual rate of $20,000 as Transfer Agent for the Trusts. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Trusts and Cardinal.

      2.02 In addition to the fee paid under Section 2.01 above, the Trusts agree to reimburse Cardinal for all out-of-pocket expenses or advances incurred by Cardinal in performing its duties as Transfer Agent hereunder. In addition, any other expenses incurred by Cardinal at the request or with the consent of the Trusts will be reimbursed by the Trusts.

      2.03 The Trusts agree to pay all fees and reimbursable expenses promptly. Postage and cost of materials for mailing of dividends, proxies, Trust reports and other mailings to all Shareholder accounts shall be advanced to Cardinal by the Trusts in immediately available funds prior to the mailing date of such materials.

Article 3.      Representations and Warranties of Cardinal

      Cardinal represents and warrants to the Trusts that:

      3.01 It is a corporation duly organized and existing and in good standing under the laws of State of Illinois.

      3.02  It  is  duly   qualified   to   carry  on  its   business   in  the
Commonwealth of Massachusetts.

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      3.03 It is empowered  under  applicable laws and by its charter and bylaws to enter into and perform this Agreement.

      3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

      3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4.      Representations and Warranties of the Trusts

      The Trusts represent and warrant to Cardinal that:

      4.01 They are unincorporated business trusts duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

      4.02 They are empowered under applicable laws and by its governing documents to enter into and perform this Agreement.

      4.03 All proceedings required by said governing documents have been taken to authorize it to enter into and perform this Agreement.

      4.04 They are investment companies registered under the Investment Company Act of 1940.

      4.05 A registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made with respect to all Shares of each of the Trusts being offered for sale; information to the contrary will result in immediate notification to Cardinal.


Article 5.      Indemnification

      5.01 Cardinal shall not be responsible for, and the Trusts shall indemnify and hold Cardinal harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

      (a) all actions of Cardinal or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

      (b) the Trusts' refusal or failure to comply with the terms of this Agreement, or the Trusts' lack of good faith, negligence or willful misconduct, or the breach of any representation or warranty of the Trusts hereunder;

      (c) the reliance on or use by Cardinal or its agents or subcontractors of information, records or documents which (i) are received by Cardinal or its agents or subcontractors and furnished to it by or on behalf of the Trusts, and
(ii) have been prepared and/or maintained by the Trusts or any other person or firm (other than the Company or its agents or subcontractors) on behalf of the Trusts;

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      (d) the  reliance  on, or the  carrying  out by Cardinal or its agents or
subcontractors    of,   any   instructions   or   requests   of   the   Trusts'
representatives; or

      (e) the offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state, or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

      5.02 Cardinal shall indemnify and hold the Trusts harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to Cardinal's refusal or failure to comply with the terms of this Agreement, or Cardinal's lack of good faith, negligence or willful misconduct, or the breach of any representation or warranty of Cardinal hereunder.

      5.03 At any time Cardinal may apply to any officer of the Trusts for instructions, and may consult with the Trusts' legal counsel with respect to any matter arising in connection with the services to be performed by Cardinal under this Agreement, and Cardinal and its agents or subcontractors shall not be liable and shall be indemnified by the Trusts for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. Cardinal, its agents and subcontractors shall be protected and indemnified in acting upon any papers or documents furnished by or on behalf of the Trusts, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instructions, information, data, records or documents provided Cardinal or its agents or subcontractors by telephone, in person, or by machine readable input, facsimile, CRT data entry or other similar means authorized by the Trusts, and Cardinal, its agents and subcontractors shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trusts. Cardinal, its agents and subcontractors shall also be protected and indemnified in recognizing Share certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trusts, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

      5.04 In the event either party is unable to perform its obligations under this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes.

      5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

      5.06 In  order  that  the  indemnification  provisions  contained  in this
Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.


Article 6.      Covenants of the Trusts and Cardinal

      6.01    The Trust shall promptly furnish to Cardinal the following:

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      (a) a  certified  copy of the  resolution  of the Board of Trustees of the
Trusts authorizing the appointment of Cardinal and the execution and delivery of this Agreement.

      (b) A copy of the Declaration of Trust and Bylaws of the Trusts and all amendments thereto.

      6.02 Cardinal hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trusts for safekeeping of Share certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

      6.03 Cardinal shall keep records relating to the services to be performed hereunder in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, Cardinal agrees that all such records prepared or maintained by Cardinal relating to the services to be performed by Cardinal hereunder are the property of the Trusts and will be preserved, maintained at the expense of the Trusts and made available in accordance with such section, rules and regulations, and will be surrendered promptly to the Trusts at its request.

      6.04 Cardinal and the Trusts agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

      6.05 In case of any requests or demands for the inspection of the Shareholder records of the Trusts, Cardinal will endeavor to notify the Trusts and to secure instructions from an authorized officer of the Trusts as to such inspection. Cardinal reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person, unless the Trusts' indemnify Cardinal to its reasonable satisfaction against such liability.


Article 7.      Termination of Agreement

      7.01 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

      7.02 Should the Trusts exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust. Additionally, Cardinal reserves the right to charge for any other reasonable expenses associated with such termination, but not more than an amount equivalent to the average of the most recent three (3) months' fees.

Article 8.      Assignment

      8.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

      8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.


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Article 9.      Amendment

      9.01 This Agreement may be amended or modified by a written agreement executed by both parties.

Article 10      Massachusetts Law to Apply

      10.01 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

Article 11      Merger of Agreement

      11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

Article 12.     Limitation of Liability

      12.01 A copy of the Declaration of Trust of each of the Trusts is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trusts as trustees and not individually and that the obligations of this Agreement are not binding upon the Trustees or holders of Shares individually but are binding only upon the assets or property of the Trusts.


        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.


                          ANCHOR TRUSTS


                          By:/S/ DAVID Y. WILLIAMS
                          President



                          CARDINAL INVESTMENT SERVICES, INC.


                          By:/S/ CHRISTOHER Y. WILLIAMS
                          President




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